Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements No. 033-55867 and No. 333-147049 on Form S-8 of Publix Super Markets, Inc. 401(k) SMART Plan of our report dated June 25, 2008, appearing in this Annual Report on Form 11-K/A of Publix Super Markets, Inc. 401(k) SMART Plan for the year ended December 31, 2008.

Crowe Horwath LLP

South Bend, Indiana

June 22, 2009